Exhibit 10.1

TETRA TECH, INC.

CHANGE OF CONTROL

SEVERANCE PLAN

(Effective March 26, 2018)

TETRA TECH, INC.

CHANGE OF CONTROL

SEVERANCE PLAN

SECTION 1

Purpose

1.1                               Purpose.  The Tetra Tech, Inc. Change of Control Severance Plan (the “Plan”) has been established by Tetra Tech, Inc. (the “Company”), effective as of March 26, 2018, to promote the long-term financial interests of the Company and its shareholders by reducing the risk of departures and distractions of such employees in a Change of Control situation which would be detrimental to the Company and its shareholders.  Capitalized terms not defined in the body of the Plan are set forth in Exhibit A hereto.

SECTION 2

Participation

2.1                               Participation.  Except as otherwise provided by the Board of Directors of the Company, or the Compensation Committee thereof (the Board or the Compensation Committee, the “Administrator”), the Chief Executive Officer, Senior Vice Presidents and Executive Vice Presidents who are also officers within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended shall be eligible to participate in the Plan (such participating individuals, “Participants”).  The Administrator may delegate its authority under this Section 2.1 to the Chief Executive Officer with respect to Participants other than the Chief Executive Officer.

2.2                               Cessation of Participation.  Subject to the provisions of Section 3.1, an individual shall cease to be a Participant in, or have any rights under, the Plan as of the date, if any, prior to a Change of Control, on which he or she ceases to be employed by the Company and its subsidiaries.

SECTION 3

Severance Benefits

3.1                               Severance Benefits on Termination of the Participant’s Employment by the Participant for Good Reason or by the Company without Cause.  In the event that there is a Change of Control and: (i) a Participant’s employment is involuntarily terminated without Cause during either the ninety (90) day period preceding a Change of Control or the Employment Period; or (ii) a Participant resigns from employment for Good Reason within the Employment Period, then the Participant shall be entitled to receive the following severance benefits subject to Section 3.5.

(a)                                 A cash lump sum payment equal to the Participant’s Cash Severance Multiplier times the sum of his or her (i) Base Salary and (ii) Target Bonus;

(b)                                 A cash lump sum payment equal to a pro rata portion of the Participant’s Target Bonus determined by multiplying the amount the Target Bonus by a fraction, the numerator of which is the number of days in the then-current fiscal year through the termination date and the denominator of which is 365;

(c)                                  A cash lump sum payment equal to the Participant’s bonus for the fiscal year immediately preceding the fiscal year in which the employment termination occurs, if such bonus had not then been paid as of the date of the employment termination;

(d)                                 A cash lump sum payment equal to 102% of the cost of providing medical benefits (health, dental and vision) to the Participant and his or her dependents substantially similar to those provided to the Participant and his or her dependents immediately prior to the date of his or her employment termination for (i) 24 months, in the case of the Chief Executive Officer, (ii) 18 months, in the case of Executive Vice Presidents and (iii) 12 months, in the case of Senior Vice Presidents; and

(e)                                  All outstanding and unvested stock option and restricted stock awards subject solely to time-based vesting shall vest in full and any restrictions or forfeiture provisions applicable to restricted stock awards shall lapse, notwithstanding the provisions of any equity incentive plan or any award agreement(s) between the Participant and the Company thereunder.  Equity awards which vest in whole or part on achievement of performance criteria shall vest based on actual performance results. This Section 3.1(e) shall not alter the remaining term of any option. For purposes of the Plan, references to restricted stock shall also include restricted stock units. If the Participant’s employment is terminated by the Company other than for Cause within ninety (90) days preceding a Change of Control, any acceleration of vesting for time-based awards shall occur on such Change in Control.

For avoidance of doubt, the amount of payments to be provided under this Section 3.1 shall be determined without regard to any action that constitutes Good Reason under subsection (i) of the definition of “Good Reason”.  In the event of any conflict between the terms of the Plan and the terms of any equity plan or individual agreement evidencing an equity award, the terms of the Plan (including, but not limited to, the definition of “Change in Control”) shall prevail.

3.2                               Severance Benefits on Termination of the Participant’s Employment Due to Death or Disability.  If during the Employment Period, the Participant’s employment is terminated as a result of his or her death or by the Company due to his or her Disability, the Company shall make the payments described in Sections 3.1(b) and 3.1(c), if any, to the Participant.

3.3                               Other Termination of Employment.  If the Participant’s employment is terminated for any reason other than as described in Sections 3.1 or 3.2, except as provided in Section 3.4, the Participant shall not receive any benefits under the Plan.

3.4                               Accrued Amounts.  Upon a termination of employment for any reason, the Company shall pay or provide the Participant (i) any unpaid base salary through the date of termination and any accrued leave balance in accordance with Company policy within thirty (30) days after employment termination; (ii) reimbursement for any unreimbursed expenses incurred through the date of termination; and (iii) all other payments and benefits to which the Participant may be entitled under the terms of any applicable compensation arrangement or benefit, equity or perquisite plan or program or grant or the Plan, including but not limited to any applicable pension, retirement and insurance benefits (collectively, “Accrued Amounts”).

3.5                               Conditions to Receipt of Change of Control Severance Benefits.

(a)                                 The Participant’s entitlement to receive the payments and benefits (including, without limitation, accelerated vesting of equity awards) hereunder shall be conditioned upon:

(i)                               The Participant exercising his or her best efforts to bring about whatever result the Board determines to be in the best interests of the Company and its shareholders relative to any impending Change of Control, and agreeing to use his or her best efforts at and after the occurrence of a Change of Control to effect an orderly and beneficial transfer of control to the party or parties comprising the new control group;

(ii)                            Delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans;

(iii)                         In the case of benefits payable under Sections 3.1 and 3.2, the Participant’s compliance with the provisions of Section 5; and

(iv)                        In the case of benefits payable under Sections 3.1 and 3.2, delivery to the Company of an executed agreement and general release, executed by the Participant (or by an individual authorized to act on behalf of the Participant’s estate if the Participant is deceased or authorized to act on the Participant’s behalf by reason of the Participant’s Disability) which shall be executed substantially in the form attached hereto as Exhibit B (with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose) within thirty-five (35) days of presentation thereof by the Company to the Participant (and which is not subsequently revoked by the Participant or such authorized individual), and the Company shall be obligated to deliver a final form of release to the Participant’s address on file (including copy to counsel) within 5 business days after an employment termination.  Any benefits described in Section 3.1 and 3.2 are contingent on the release becoming effective and irrevocable by the 35th day following the termination of the Participant’s employment provided that the release agreement is timely delivered in accordance with this Section 3.5(a)(iv).  Payment of any benefits described in Section 3.1 and 3.2 will commence, if at all, on the 45th day following the Participant’s termination of employment and all payments described in Section 3.1 and 3.2 that otherwise would have been paid or provided during the 45 days following the Participant’s termination of employment, but for this sentence, shall instead be paid or provided on the 45th day following the Participant’s termination of employment.  For the avoidance of doubt, any bonus payment made pursuant to Section 3.1(b) shall be made in accordance with the schedule established under the bonus plan, program or arrangement under which it was established.  For the further avoidance of doubt, if the release is not effective on or before the 45th day following the Participant’s termination of employment, the Participant shall immediately forfeit any right to receive benefits under Section 3.1 or 3.2, as applicable.

(b)                                 If the Participant fails to materially comply with any obligation or covenant under Section 3.5(a) or is subsequently determined to have terminated employment for Cause, the Company’s obligations to make any payments or provide any benefits or other rights or entitlements to the Participant pursuant to any provision of the Plan shall immediately cease and the Participant shall be required to immediately repay to the Company all amounts theretofore paid or otherwise provided to the Participant pursuant to any section of the Plan. The Company may recover amounts under this Section 3.5(b) by set-off from any amounts otherwise due to the Participant under any other plan, program or arrangement if the Participant fails to make any required repayment within 15 business days after written demand to the Participant to the extent permitted by applicable law and which will not result in a violation of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(c)                                  If the Participant terminates employment prior to a Change in Control and is treated as having had his employment terminated other than for Cause, his outstanding equity awards shall vest in accordance with Section 3.1(e) on the Change in Control, regardless of whether a release has become effective and irrevocable. If such release does not become effective and irrevocable as provided under Section 3.5(a), any stock options and restricted stock which accelerated under Section 3.1(e) shall be forfeited, as shall any money or other property received by, or otherwise set aside on behalf of, the Participant.

3.6                               Full Settlement, Mitigation. Except as provided in Sections 3.1(c) and 3.5(b), the Company’s obligation to make the payments provided for in the Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Participant or others. In no event shall the Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of the Plan and, except as provided in Section 3.1(c), such amounts shall not be reduced whether or not the Participant obtains other employment.

3.7                               Certain Additional Payments by the Company.

(a)                                 It is the object of this paragraph to provide for the maximum after-tax income to each Executive Officer with respect to any payment or distribution to or for the benefit of the Executive Officer, whether paid or payable or distributed or distributable pursuant to the Plan or any other plan, arrangement or agreement, that would be subject to the excise tax imposed by Section 4999 of the Code or any similar federal, state or local tax that may hereafter be imposed (a “Payment”) (Section 4999 of the Code or any similar federal, state or local tax are collectively referred to as the “Excise Tax”).  Accordingly, before any Payments are made under the Plan, a determination will be made as to which of two alternatives will maximize such Executive Officer’s after-tax proceeds, and the Company must notify the Executive Officer in writing of such determination.  The first alternative is the payment in full of all Payments potentially subject to the Excise Tax.  The second alternative is the payment of only a part of the Executive Officer’s Payments so that the Executive Officer receives the largest payment and benefits possible without causing the Excise Tax to be payable by the Executive Officer.  This second alternative is referred to in this paragraph as the “Limited Payment”.  The Executive Officer’s Payments shall be paid only to the extent permitted under the alternative determined to maximize the Executive Officer’s after-tax proceeds, and the Executive Officer shall have no rights to any greater payments on his or her Payments.

(b)                                 If the Executive Officer receives the Limited Payment, Payments shall be reduced in a manner that would not result in the Executive Officer incurring an additional tax under Section 409A to the extent possible.  However, the Company shall have no liability to the Participant in the event such reduction results in liability to him or her under Section 409A or through an Excise Tax.  Payments shall be reduced in the following order to the extent necessary to avoid imposition of the Excise Tax:

(i)                                     Payment of the cash severance amounts payable under Sections 3.1 and 3.2; then

(ii)                                  Equity awards other than options and stock appreciation rights that vest based on achievement of criteria other than (or in addition to) the Participant’s continued service and are not subject to Section 409A; then

(iii)                               Equity awards other than options and stock appreciation rights that vest based on achievement of criteria other than (or in addition to) the Participant’s continued service and are subject to Section 409A; then

(iv)                              Equity awards other than options and stock appreciation rights that vest solely based on the Participant’s continued service and are not subject to Section 409A; then

(v)                                 Equity awards other than options and stock appreciation rights that vest solely based on the Participant’s continued service and are subject to Section 409A; then

(vi)                              Equity awards which are option or stock appreciation rights.

(c)                                  All determinations required to be made under this Section 3.7 shall be made by the Company’s external auditor (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive Officer within ten (10) business days of the termination of employment giving rise to benefits under the Plan, or such earlier time as is requested by Company.  All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company.  In the event the Accounting Firm determines that the Payments shall be reduced, it shall furnish the Executive Officer with a written opinion to such effect.  The determination by the Accounting Firm shall be binding upon the Company and the Executive Officer.

3.8                               Nonalienation.  The interests of a Participant under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s beneficiary.

SECTION 4

Miscellaneous

4.1                               Applicable Law.  The provisions of the Plan shall be construed in accordance with the laws of the State of California, without regard to the conflict of law provisions of any state to the extent not preempted by federal law.  To the extent permitted by applicable law, any action, demand, claim or counterclaim arising under this Plan shall be tried by a judge alone, and not by a civil jury.

4.2                               Severability.  The invalidity or unenforceability of any provision of the Plan will not affect the validity or enforceability of any other provision of the Plan, and the Plan will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

4.3                               Waiver of Breach.  No waiver of a breach of any provision of the Plan, or of compliance with any condition or provision of the Plan, will operate or be construed as a waiver by the non-breaching party of any subsequent breach of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time.  The failure to take any action by reason of such breach will not deprive the non-breaching party of the right to take action at any time while such breach continues.

4.4                               Successors, Assumption of Plan.  The Plan shall be binding upon and inure to the benefit of the Company and any successor to the Company.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

4.5                               Disputes

(a)                                 Any dispute or controversy arising under or in connection with the Plan may, at the Participant’s election, be settled by arbitration, conducted before a panel of three arbitrators in Los Angeles County, California in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

(b)                                 The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses that the Participant may reasonably incur as a result of any contest (regardless of the outcome) by the Company, the Participant or others of the validity or enforceability of, or liability under, any provision of the Plan or any guarantee of performance thereof (including as a result of any contest by the Participant about the amount of any payment pursuant to the Plan), plus in each case, interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that the Company shall have no obligation to reimburse the Participant for, or pay on behalf of the Participant’s account, any fees or expenses (including, without limitation, attorneys’ fees or other Participant expenses associated with the Participant initiating such contest) that the Participant incurs in connection with a contest initiated by the Participant that is found by a court of competent jurisdiction or arbiter, as applicable, to be frivolous. In this circumstance, if the Company has previously paid any fees or expenses, the Participant shall promptly repay to the Company the amount of such fees and expenses.

4.6                               Notices.  Any notice or document required to be given under the Plan shall be considered to be given if delivered or mailed by first class mail, postage prepaid, if to the Company, to the Company’s Chief Financial Officer at the Company’s principal business address or, if to a Participant, at the last address of such participant filed with the Company.

4.7                               Assignment.  The Company may assign its rights and obligations under the Plan (in whole or in part) to any direct or indirect subsidiary of the Company; provided, however, that no such assignment shall relieve or limit the Company’s obligations hereunder.

4.8                               Section 409A.

(a)                                 To the extent required by Section 409A of the Code, all references to “termination of employment,” “Date of Termination” and correlative phrases for purposes of the Plan shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein).

(b)                                 To the extent that (i) any payments or benefits to which the Participant becomes entitled under the Plan, or under any other plan, program or agreement maintained by the Company, in connection with the Participant’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) the Participant is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments or benefits shall not be made or commence until the earliest of (x) the expiration of the six (6) month and one day period measured from the date of the Participant’s separation from service (as defined in Section 4.8(a) above) from the Company; or (y) the date of the Participant’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to the Participant, including (without limitation) the additional twenty percent (20%) tax for which the Participant would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to the Participant or the Participant’s beneficiary in one lump sum. For the purposes of this Section 4.8, the term “specified employee” means an individual determined by the Employer to be a specified employee under Treasury regulation Section 1.409A-1(i) in accordance with the policies of the Employer.

(c)                                  It is intended that each installment of any benefits or payments provided hereunder constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulations Section 1.409A-1(b)(4) (as a “short-term deferral”) and Section 1.409A-1(b)(9) (as “separation pay due to involuntary separation”). The parties intend that all the benefits and payments provided under the Plan shall be exempt from, or comply with, the requirements of Section 409A of the Code.

(d)                                 To the extent any expense reimbursement or the provision of any in-kind benefit under the Plan is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Participant incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

4.9                               Employment Status.  Nothing herein alters the status of any Participant as an employee at will of the Company whose employment may be terminated by either party upon notice.  This Plan shall not extinguish or modify any Participant’s obligations under any pre-existing plan or agreement with the Company.

4.10                        Non-Exclusivity of Rights.  Nothing in the Plan shall prevent or limit a Participant’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which a Participant may qualify, nor shall anything herein limit or otherwise affect such rights as a Participant may have under any contract or agreement with the Company or any of its affiliated companies, except that all payments and benefits made under the Plan are made in lieu of any other severance compensation or benefits to which a Participant may otherwise be entitled under any plan, program, policy or arrangement of the Company.  Amounts that are vested benefits or that the Participant is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except to the extent explicitly modified by the Plan.

4.11                        Foreign Employees and Foreign Law Considerations.  The Administrator may, in its judgment, provide that a Foreign Participant shall participate in the Plan on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to foster and promote the achievement of the purposes of the Plan and, in furtherance of such purposes, may make such modifications, amendments, procedures or subplans as may be necessary or advisable to comply with foreign legal or regulatory provisions.   Without limiting the foregoing, the Administrator may, in its sole discretion, determine that Plan provisions inapplicable to Foreign Participants shall either not apply to such Participants or be appropriately modified.  For purposes of the Plan, a “Foreign Participant” is a Participant who is a foreign national who is located outside the United States or who is not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States.

SECTION 5

Restrictive Covenants

5.1                               Confidential Information. Each Participant shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Participant during the Participant’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Participant or representatives of the Participant in violation of the Plan or any other plan, policy, arrangement or agreement maintained by or entered into with the Company). After termination of a Participant’s employment with the Company, the Participant shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process (provided that the Participant provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information), communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

5.2                               Non-Solicitation.  For a period of time beginning on each Participant’s termination date and ending on (a) the second anniversary of that date, in the case of the Chief Executive Officer, (b) the 18-month anniversary, in the case of Executive Vice Presidents and (c) the 12-month anniversary, in the case of Senior Vice Presidents, each Participant will not directly or indirectly through another person or entity (i) intentionally induce or attempt to induce any employee of the Company or any Affiliate to leave the employ of such employer, or in any way interfere with the relationship between such employer and any employee thereof, (ii) hire any person who was an employee of any member of the Company or any Affiliate at any time during the one-year period prior to the termination date, or (iii) intentionally induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Affiliate to cease doing business with the Company or any Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Affiliate (including making any negative or disparaging statements or communications regarding the Company or any Affiliate or its products or services), except to the extent relevant to and reasonably necessary to defend any claim by the Company or any Affiliate against the Participant.

SECTION 6

Amendment and Termination

6.1                               Amendment and Termination.  Subject to the provisions of Section 6.2, the Company may amend or terminate the Plan at any time.

6.2                               Participant Rights.  No amendment to the Plan that directly or indirectly affects a Participant’s rights shall be effective until the second anniversary of the date the Administrator adopts such amendment other than with the written consent of such Participant.  For the avoidance of doubt, in the event an amendment affects multiple Participants and consent to a change is obtained for some but not all such Participants, the amendment will be immediately effective with respect to the Participants who provided their written consent but will not be effective for other affected Participants until the second anniversary of the date such amendment is adopted.

EXHIBIT A

DEFINITIONS

The following terms as used in the Plan shall have the following meanings:

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

“Base Salary” shall mean the Participant’s annual base salary, exclusive of any bonus or other benefits he or she may receive.

“Cash Severance Multiplier” shall mean (i) for the Chief Executive Officer, 2.0, (ii) for Executive Vice Presidents, 1.5 and (iii) for Senior Vice Presidents, 1.0.

“Cause” shall mean (i) The willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company or one of its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board or (for Participants other than the Company’s Chief Executive Officer) the Company’s Chief Executive Officer that specifically identifies the manner in which the Board or Chief Executive Officer believes that the Participant has not substantially performed the Participant’s duties, or (ii) The willful engaging by the Participant in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.  For purposes of this definition, no act or failure to act, on the part of the Participant, shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or (for Participants other than the Chief Executive Officer) upon the instructions of the Company’s Chief Executive Officer or a senior officer of the Company or based upon the advice of legal counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company.

“Change of Control shall mean the first of the following:

(i)                                     the purchase or other acquisition by any Person (as defined below), directly or indirectly, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the Company’s securities, not including the securities beneficially owned by such Person or any securities acquired directly from the Company or its Affiliates, representing 50 percent or more on a single date or during any 12 month period of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of the Board; provided, however, that if any Person has satisfied this requirement, the acquisition of additional Company securities by the same Person shall be construed as not triggering a Change of Control; and provided further, however, that an increase in the percentage of voting securities owned by any Person as a result of a transaction in which the Company acquires its voting securities in exchange for property shall not be treated as an acquisition of the Company’s voting securities for purposes of this subsection (i) of the definition of “Change of Control”;

(ii)                                  the consummation of a reorganization, merger, or consolidation of the Company, if the Company’s stockholders, in combination with any trustee or other fiduciary acquiring voting securities under an employee benefit plan of the Company or an Affiliate as part of such transaction, do not, immediately thereafter, own more than 50 percent of the combined voting power of the reorganized, merged or consolidated Company’s then outstanding securities that is entitled to vote generally in the election of the directors; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 50 percent of the combined voting power of the Company’s then outstanding securities shall not be a Change of Control under this subsection (ii) of the definition of Change of Control; or

(iii)                               the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets in a single transaction or a series of related transactions, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity where the outstanding securities generally entitled to vote in the election of directors of the Company immediately prior to the transaction continue to represent (either by remaining outstanding or by being converted into such securities of the surviving entity or any parent thereof) 50 percent or more of the combined voting power of the outstanding voting securities of such entity generally entitled to vote in such entity’s election of directors immediately after such sale.

Notwithstanding the foregoing, in no event may there be more than one transaction or occurrence treated as a “Change in Control” for purposes of the Plan.  The Administrator shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

“Disability” means either that (i) a Participant is unable to engage in substantial gainful activity hereunder by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.  The Company shall determine in good faith whether a Participant has become Disabled.

“Employment Period” means the twenty-four (24) month period commencing on a Change of Control.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Good Reason” means (i) A material diminution of the Participant’s base salary, annual bonus opportunity, or both; or ; (ii) A material diminution in the Participant’s authority, duties, or responsibilities;(iii) A material diminution in the budget over which the Participant retains authority; or (iv) A material change in the geographic location at which the Participant must perform the services.  The Participant may not terminate employment for Good Reason unless: (x) the Participant has provided the Company with notice of the occurrence of the Good Reason condition described in subsections (i)-(iv) of this definition within sixty (60) days of the initial existence thereof; and (y) the Company has been provided with thirty (30) days to remedy such Good Reason condition and has failed to remedy such condition.  The Participant’s employment shall be deemed to have been terminated following a Change of Control by the Participant for Good Reason if the Participant terminates the Participant’s employment prior to a Change of Control with Good Reason if a Good Reason condition occurs at the direction of a person or entity who has entered into an agreement with the Company the consummation of which will constitute a Change of Control.

“Target Bonus” shall mean, with respect to any Participant, such Participant’s target annual bonus amount under any plan, program, agreement or arrangement the Company has sponsored or entered into with the Participant for the year in which the Participant’s employment is terminated.

EXHIBIT B

FORM OF RELEASE AGREEMENT

AGREEMENT AND GENERAL RELEASE

Tetra Tech, Inc. throughout this Agreement as the “Employee”) agree:

1.                                      Last Day of Employment. The Executive acknowledges that his or her employment with Employer has been terminated and that the Executive’s last day of employment with Employer was [DATE]. The Executive further acknowledges that he or she will not be eligible for any benefits or compensation after that date, except as provided under the Tetra Tech, Inc. Change of Control Plan (the “Plan”), under the terms of any other employee benefit plan maintained by the Employer or as required by law.  The Executive immediately resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, Employer or any benefit plans of Employer to the extent he or she currently holds any such positions.   These resignations will become irrevocable as set forth in Section 3 below.

2.                                      Consideration. The parties acknowledge that this Agreement and General Release is being executed in accordance with Section 3.5(a)(ii) of the Plan.

3.                                      Revocation. Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day Executive executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Employer and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to Employer’s, and postmarked within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Pasadena, California, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

4.                                      General Release of Claims. Subject to the full satisfaction by the Employer of its obligations under the Plan, Employee knowingly and voluntarily releases and forever discharges Employer from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against Employer, Employee has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

•                                          Title VII of the Civil Rights Act of 1964, as amended;

•                                          The Civil Rights Act of 1991;

•                                          Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•                                          The Employee Retirement Income Security Act of 1974, as amended;

•                                          The Immigration Reform and Control Act, as amended;

•                                          The Americans with Disabilities Act of 1990, as amended;

•                                          The Age Discrimination in Employment Act of 1967, as amended;

•                                          The Older Workers Benefit Protection Act of 1990;

•                                          The Worker Adjustment and Retraining Notification Act, as amended;

•                                          The Occupational Safety and Health Act, as amended;

•                                          The Family and Medical Leave Act of 1993;

•                                          Any wage payment and collection, equal pay and other similar laws, acts and statutes of the State of California;

•                                          Any other federal, state or local civil or human rights law or any other local state or federal law, regulation or ordinance;

•                                          Any public policy, contract, tort, or common law; or

•                                          Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Employee’s express rights to accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by Employer or under COBRA (the “Accrued Amounts”); (ii) Employee’s rights under the provisions of the Plan which are intended to survive termination of employment; or (iii) the Employee’s rights as a stockholder.

5.                                      No Claims Permitted. Employee waives Executive’s right to file any charge or complaint against Employer arising out of Executive’s employment with or separation from Employer before any Federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law.

6.                                      Affirmations. Employee affirms Executive has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Employer in any forum. Employee further affirms that the Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except for the Accrued Amounts. The Employee also affirms Executive has no known workplace injuries.

7.                                      Cooperation; Return of Property. Employee agrees to reasonably cooperate with Employer and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during Executive’s employment in which Executive was involved or of which Executive has knowledge. Employee represents that Executive has returned any and all property belonging to the Employer, including any confidential information with respect to the Employer or its operations.

8.                                      Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of California without regard to its conflict of laws provisions. In the event Employee or Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.

9.                                      No Admission of Wrongdoing. Employee agrees neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

10.                               Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

11.                               Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Plan which are intended to survive termination of the Executive’s employment shall survive and continue in full force and effect. Employee acknowledges Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement and General Release.

12.                               Whistleblower Disclosures.  Employee understands that nothing in this Agreement shall limit Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies.

EMPLOYEE HAS BEEN ADVISED THAT EXECUTIVE HAS UP TO THIRTY-FIVE (35) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE. EMPLOYEE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL THIRTY-FIVE (35) CALENDAR DAY CONSIDERATION PERIOD. HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE SEVERANCE AGREEMENT, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

TETRA TECH, INC.

By:

Title:

Date:

EXECUTIVE

By:

Title:

Date: